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                                                                    EXHIBIT 3.11

                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                         EX-CELL MANUFACTURING COMPANY, INC.

    The undersigned natural person, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act, hereby certifies as follows:

    1.   The name of this corporation is EX-CELL Manufacturing Company, Inc.

    2. The street address of the corporation's registered office is One Riverfront Place, 8th Floor, North Little Rock, Arkansas 72114, and the name of the registered agent of the corporation at that address shall be The Prentice-Hall Corporation System.

    3. The nature of the business of the corporation and the primary object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

         (a) to operate a business for the manufacture, distribution and sale of cold pressure washers, automotive products, generators and compressors; and

         (b)  to conduct any other business enterprise not contrary to law; and

         (c) to buy, sell, lease, use, develop, mortgage, improve and otherwise deal in and dispose of all types of real or personal property in connection with the conduct of business enterprise carried on by the corporation; and

         (d) to exercise all of the powers enumerated in the Arkansas Business Corporation Act and all other powers not contrary to law.

    4. The total amount of authorized capital stock of this corporation is 1,000 shares of common stock with five cents ($.05) par value each.


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    5.   The name and post office address of the original incorporator is as follows:

         NAME:               POST OFFICE ADDRESS:
         ----                -------------------
         John R. Elrod       115 North Broadway
                             Siloam Springs, AR 72761

    6. The number of directors constituting the Board of Directors shall be provided in the Bylaws of the corporation. The Board of Directors shall have all those powers and duties enumerated in the Arkansas Business Corporation Act.

    7. The personal liability of the directors of the corporation is eliminated to the fullest extent permitted to the provisions of the Arkansas Business Corporation Act, as the same may be amended and supplemented.

    8. The corporation shall, to the fullest extent permitted by the provisions of the Arkansas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

    9.   The duration of the corporation shall be perpetual.


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